UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  +61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On June 30, 2016, Samson Oil and Gas USA, Inc. (“Samson USA”), a subsidiary of Samson Oil & Gas Limited (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with APEG Energy, LP, an affiliate of Angelus Private Equity Group (the “Purchaser”), for the sale of 100% of Samson USA’s interest in its North Stockyard Project in North Dakota. The purchase price for the assets being sold is $15 million, subject to adjustment as provided in the Purchase Agreement. A deposit of $1 million was paid to Samson USA upon execution of the Purchase Agreement, with the balance of the purchase price to be paid at closing, which is expected to occur on August 31, 2016. The Purchase Agreement contains certain termination rights for both Samson USA and Purchaser, including the right of either party to terminate (i) if the closing has not occurred on or prior to October 31, 2016 (the “Termination Date”), and (ii) if the aggregate reduction to the purchase price as a result of environmental and title defects exceeds 20% of the purchase price. If Samson USA terminates the Purchase Agreement on or after the Termination Date because Purchaser failed to satisfy conditions to closing and Purchaser does not otherwise have the right to terminate the Purchase Agreement, then Samson USA may elect (a) to retain the deposit as its exclusive remedy or (b) to seek damages or specific performance from Purchaser. If the Purchase Agreement is terminated for any other reason, Samson USA is obligated to return the deposit to Purchaser.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the text of the Purchase Agreement, which is filed herewith as Exhibit 10.1 and is incorporated in this Report by reference.

Modification of Credit Agreement

Also on June 30, 2016, the Company’s primary lender, Mutual of Omaha Bank, agreed to extend the deadline by which the Company is obligated to pay down at least $10 million of the outstanding balance under its credit facility from June 30, 2016 to August 31, 2016. Samson intends to pay down $11.5 million of the outstanding balance of the credit facility upon the closing of the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement dated June 30, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2016

Samson Oil & Gas Limited

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer

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